Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1727

mollie.hawkes@fticonsulting.com

FTI Consulting Announces Increased Authorization for Share Repurchase Program

Washington, D.C., Dec. 4, 2017 — FTI Consulting, Inc. (NYSE: FCN) today announced that on December 1, 2017, its Board of Directors authorized an additional $100.0 million to repurchase shares of FTI Consulting’s outstanding common stock pursuant to its stock repurchase program, for an aggregate authorization of $300.0 million. As of November 30, 2017, FTI Consulting has repurchased 5,126,618 shares of its outstanding common stock at an average price per share of $36.39 for an aggregate cost of approximately $186.6 million. After giving effect to share repurchases through such date and the increased authorization, FTI Consulting has approximately $113.3 million remaining available for common share repurchases under the program. No time limit was established for the completion of the program, and the program may be suspended, discontinued or replaced by the Board at any time without prior notice.

Under the program, FTI Consulting may repurchase shares in open-market purchases or any other method in accordance with all applicable securities laws and regulations. The specific timing and amount of repurchases will be determined by FTI Consulting’s management, in its discretion, and will vary based on market conditions, securities law limitations and other factors. The repurchases may be funded using available cash on hand or a combination of cash and available borrowings under FTI Consulting’s senior secured revolving bank credit facility.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2016. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements, without limitation, regarding plans for share repurchases. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans will be achieved. Factors that could cause changes to our plans include risks described under the heading “Item 1A Risk Factors” in FTI Consulting’s most recent Form 10-K and in FTI Consulting’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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